EXHIBIT 99.2

Fourth Quarter Conference Call
2/24/05

Jeff Baker:

Good morning and welcome to the Analysts International Conference call. Joining me this morning are Mike LaVelle, Chairman and CEO, David Steichen, Chief Financial Officer and John Bamberger, Chief Operating Officer.

We’re delighted to report that we completed the fourth quarter with net income of $.06 per share and $.16 per share for the year. The end of 2004 marks our return to annual profitability for the first time since 2000 and sets the stage for what we believe to be an optimistic outlook for 2005. We will discuss our guidance for 2005 later in the call.

As I mentioned on last quarter’s call, we are transitioning from the “getting lean” to the “getting mean” phase. We are now in the implementation phase of a number of improvements around our key business processes that we believe will better align our business with the market needs and drive growth. We also completed the first of our acquisitions to strengthen our solutions offerings. As we reported in January, Analysts International acquired WireSpeed Networks, a small Cincinnati-based company specializing in IP-telephony and wireless networking that we’ve combined with our existing IP-tel business. And while it’s far too early to call, that business is performing very well and we hope it will exceed what were some pretty optimistic expectations.

We are also piloting our next generation staffing model and have recently received strong interest from one of our largest clients not only as a possible fit from an IT staffing standpoint but more broadly from an enterprise-wide human capital management tool. We believe this pilot is critical in our handling of the high volume, low margin accounts. This, together with what we are developing as a more adaptable delivery model, are key to being able to serve a broad and diverse client base more effectively, so you’ll be hearing more about this in coming months.

I’ll now turn it over to David Steichen to review the financial results after which John Bamberger will discuss current operations. I will then conclude our formal remarks and turn it over for questions.

David Steichen:

Thank you, Jeff.

As we noted in our press release earlier today, we are pleased to announce that our fourth quarter yielded positive results in terms of quarter over quarter profitability growth.

As indicated, total revenue for the fourth quarter was $83.0 million, essentially even with the comparable quarter one year ago, but down 3.9% from the third quarter. As our guidance had anticipated, this revenue is down slightly from the third quarter as the fourth quarter contained two fewer billable days, and was impacted by lower utilization. This lower utilization is typical during the holiday season.

Fourth quarter direct revenue of $66.4 million, excluding product sales, was down 2.7% from the third quarter and essentially even with the comparable quarter last year.

Product sales during the fourth quarter were $4.2 million, up from $3.8 million in the third quarter and essentially even with the comparable quarter one year ago. Historically, we have reported product sales as part of direct revenue. Our product sales consist of hardware and software products sold in conjunction with our infrastructure services. A significant component of our product revenue comes from the sale of Cisco products, which we sell as part of our IP telephony practice. Bolstered by our January acquisition of WireSpeed Networks, we are expecting our IP telephony practice to grow considerably in 2005. Along with that growth, we are expecting product sales to become a more significant component of our total revenue and are therefore beginning to separately disclose this number.

During each of the last three conference calls, I have had the pleasure of reporting profitable performance. Today, I can report not only that our fourth quarter was profitable, but also that it represented our fourth consecutive quarter of increasing profitability. Fourth quarter results exceeded our previously provided guidance, yielding a net profit of $1.4 million or 6 cents per share. This compares to 5 cents per share reported in the third quarter.

We are excited to report this continuing improvement. Our performance during the past four quarters has put Analysts International back on stable ground and positions us well to take advantage of improving market conditions.

Although we continued to experience intense competition on average bill rates throughout the fourth quarter, we managed to hold these rates relatively flat during that time. As I have been indicating all year, while we are encouraged by our ability to hold bill rates flat or even slightly increase them, pricing pressures from our clients, increases in medical and other fringe benefit costs and increasing salary pressures from our consultants are continuing to add up to extremely tight margins. These pricing pressures will make meaningful improvements to our average bill rates and our average gross margins very difficult to accomplish.

In spite of these pressures, as I will discuss in a minute, during the fourth quarter we experienced positive results in the rate at which we expense self-insured medical claims. These results enabled us to show significantly improved gross margin rates during the fourth quarter.

At the end of the fourth quarter total company headcount was at 3015, down slightly from the end of the third quarter. Historically, the fourth quarter has resulted in significant headcount reductions as client projects often come to a close at the end of the calendar year.

While we have seen an increase in the number of requirements coming from our clients and an increase in the number of placements we are making against those requirements, we are also seeing an increase in the number of consultants leaving Analysts International. We believe this is an indication that the market for IT services jobs continues to improve, and competition for available resources is intensifying.

Technical headcount at quarter end continues to represent 86% of our total staff.

Fourth quarter sub-supplier revenue of $12.4 million was down $2.0 million from the third quarter and essentially even with the comparable quarter last year. As we previously disclosed during the fourth quarter, we were notified by a large national account that we would no longer be a prime vendor. While the direct services we have provided to this client will continue through a sub-contracting relationship with another prime vendor, we will no longer be able to provide services to this client using our sales channel partners. During the fourth quarter, we provided $5.0 million in services to this client utilizing our sales channel partners. As a result of the loss of this contract, sub-supplier revenue is expected to decline significantly in the first quarter of 2005. Additionally, we are currently reviewing our contracts with other major clients where we provide services using our sales channel partners. While we want to continue to provide this service to our clients and our sales channel partners, where possible, we would like to provide the service in such a way that the accounting rules would allow us to recognize the service fees collected for this service on a net basis rather than grossing up the revenue and cost as we do today. As we work to accomplish this goal, we expect sub-supplier revenue to continue to decline throughout 2005.

For the fourth quarter our revenue mix included 56% staffing, 29% solutions, and 15% sub-supplier.

The gross margin on our direct business offerings, excluding product sales, was 24.9% for the fourth quarter, up from 22.7% in the third quarter and 22.6% in the comparable quarter last year.

As indicated, the most significant factor causing the improvement in gross margin over last quarter is the positive experience we had in the rate at which we accrued for healthcare insurance during the fourth quarter. This rate of accrual, however, is expected to go back up to historical levels in 2005.

Another factor causing improved gross margins during the fourth quarter was a slight shift in our business mix away from extremely low margin contracts into contracts where better margins are available to us. While our ability to effect this shift during the fourth quarter is encouraging, as I have mentioned, increasing pressures on bill rates and pay rates as well as the rate at which we are accruing for medical and other benefit related costs make continuation of this trend very challenging.

Our fourth quarter SG&A expenses amounted to $15.9 million or 19.1% of revenue. This was an increase of $1.0 million from the third quarter and was essentially even with the comparable quarter one year ago. The increase over the third quarter was the result of (i) increasing audit and compliance cost as a result of the Sarbanes Oxley legislation, (ii) the accrual of management incentive compensation resulting from the achievement of incentive targets, (iii) additional investments in sales and recruiting resources, and (iv) certain other year-end adjustments. As a percentage of revenue, our rate of expenditure increased from 17.3% of revenue last quarter and 19.0% of revenue in the comparable quarter last year. While the costs incurred during the fourth quarter are not expected to continue at the same level, during the first half of 2005, we expect this category of cost to increase slightly from recent historic levels as we invest in additional sales, recruiting and other activities to take advantage of the improving market conditions and our relative strength in the industry.

Beyond the first half of 2005, we will continue our focus on controlling this area of cost. We expect our investments in this area to pay dividends during the second half of 2005. As revenues increase, we expect to see significant economies of scale kick in, reducing our operating cost as a percentage of revenue during the second half of the year.

For the quarter, we reported EBITDA of $2.3 million, up from $2.2 million reported last quarter.

Free cash flow was very strong during the fourth quarter, coming in at $1.8 million compared to $1.9 million last quarter.

As was the case in the first three quarters, we have not recorded a provision for income taxes. We maintain large reserves against our deferred tax assets. As we generated profits throughout 2004 we reversed these reserves to negate any tax expense, which may otherwise have been recorded.

Absent the provision for taxes, this quarter produced a net profit of $1.4 million or 6 cents per share compared with a net profit of $1.3 million posted in the third quarter and a net loss of $481,000 for the comparable quarter last year.

For 2004 we recorded total revenue of $342 million and a net profit of $3.9 million compared to total revenue of $332 million and a net loss of $1.5 million recorded last year. We are thrilled to be reporting annual revenue growth for the first time since 1998 and annual profitability for the first time since 2000.

Our balance sheet continues to be strong. Receivables of $57.8 million at the end of the quarter were up from $55.6 million reported at the end of 2003. Working capital of $40.8 million was up $5.1 million from the end of 2003. And days sales outstanding of 63 days remain comparable to prior periods.

We ended the quarter with no debt on our balance sheet and a cash surplus of $7.9 million compared to $4.5 million at the end of 2003.

Our credit facility, with available borrowings of $29 million, was untapped at the end of the fourth quarter. The level of available borrowings under this facility continues to remain high as our receivables collateral base has increased.
This line of credit is available for our use as continued growth and other business opportunities call for working capital and other investments. We believe our cash reserves along with our unused credit facility can support the operating needs of our company.

I’m excited to be able to report our fourth consecutive quarter of profitability growth. Our 2004 results reflect the efforts of all of our employees to put Analysts International back on track. Improving results of operations throughout the year have positioned us to take full advantage of the opportunities we see in the marketplace. We are beginning to make investments to take advantage of these opportunities. As we begin to implement some of the strategies Jeff spoke of earlier we are making investments in additional sales and recruiting resources. We are also investing in the pursuit and integration of acquisitions. While we expect these transactions to be accretive to earnings, the cost of integration activities, along with our increased investment in sales and recruiting, are expected to cause a short term decline in profitability during the first half of 2005.

Our revenue guidance for the first quarter of 2005 reflects the expected decline in sub-supplier revenue discussed earlier and places total revenue between $80 and $83 million. From a profitability perspective, anticipating the investments we are making during the first quarter, we expect net income to be between 1 and 2 cents per share. As we have navigated through the difficult times of the past few years, we have not seen enough certainty in the future of our markets to provide guidance beyond the next fiscal quarter. We now believe the market has stabilized and our performance has been consistent enough to once again provide fiscal year guidance. Although we believe the first quarter profitability will be tempered by the investments we are making, for the year, we are expecting revenue to approach $390 million and net income to be between 25 and 31 cents per share. Both the quarterly and annual profitability numbers are based upon not recording a provision for income taxes.

With that I’ll turn the call back over to Jeff.

Jeff Baker:

Thanks, Dave. Now, John Bamberger will discuss our current operations.

John Bamberger:

Thanks, Jeff.

During the fourth quarter, we continued to pursue our three distinct markets for growth:

▪	The Fortune 500s;
▪	Small and medium size businesses; and
▪	Technology and product partners.

We continued to be successful pursuing this strategy. Following are some of the wins as a result of this focus.

In the Fortune 500 market:

•	We won a team staffing engagement at a Life and Health Insurance provider. We placed 26 people in connection with this win.

•
We won an engagement to provide a managed team for 18 months at a firm that provides analytical services for detecting exposure to radiation. Our service will focus on enhancing their application, development and maintenance of their revenue reporting systems.

•	At a financial services and credit card issuer, we became an approved vendor for staffing and have begun placing employees there.

•	We also began making placements at a new staffing customer that designs, develops and produces military machines.

•
The North American division of a manufacturing conglomerate re-bid their Master Professional Services Agreement for the medium tier supplier category for 2005. They reduced the number of approved suppliers from 10 to 1 prime and 1 alternate. Analysts was selected as the prime vendor.

Our second market is small and medium size businesses. Some of our wins in this market follow:

•	At a large school district in Michigan, we were awarded a contract to design and implement a wireless infrastructure that covers 45 buildings throughout the entire district.

•	We won a competitive bid to provide centralized criminal history information for state and local government organizations throughout a mid South state.

•
We continued to win new engagements with our IP/Telephony practice. One such win was for a Spa that has multiple locations. The project includes a 10 agent call center with a custom scheduling application. The system is integral to the customers plan to expand nationally.

Our third focus is to partner with hardware and software companies to sell and implement their products:

•
We partnered with Microsoft and we were selected to provide installation services for the Microsoft Customer Relationship Management Application at a regional. The Bank has 12 locations that will first implement the CRM package.

•	We replaced a competitor as the Cisco partner for a national advertising agency. We have begun providing Cisco hardware and related services.

•
An order fulfillment/distribution company selected Analysts to provide an EMC Storage Area Network. The SAN will allow the company to consolidate all their data in one location and simultaneously reduce their operating costs.

We had tremendous growth in IP telephony and wireless sector in 2004. To capitalize on this growth market and with help from our Cisco partnership, we acquired WireSpeed of Cincinnati, Ohio.

WireSpeed is a Cisco based IP Telephony and Wireless Company that gives us additional certified technicians and expanded geographical presence. They have contributed in 2005 already to our traction and growth in this sector.

These are just some of the wins this past quarter.

Our activity with new opportunities was great in 2004 and it appears to be growing as we move into 2005. I am optimistic about our business prospects and look forward to expanding our business.

Now, I’ll turn the call back to Jeff.

Jeff Baker:

Thank you, John. Analysts International has made significant progress towards positioning ourselves for continued profitability and capitalizing on the opportunities afforded by a changing industry.

We continue to be diligent in reducing costs where practical and we believe substantial efficiencies can be gained by better aligning our business processes around market needs. At the same time, I go back to the comments I made on my first conference call back in July. I believe in the long term, to be successful in the staffing business, we need much greater scale. Scale is important because more and more, clients are requiring it. It’s also important in order to achieve the operating leverage necessary to create competitive margins. We continue to look for those opportunities to build scale in an accretive manner. At the same time we will continue to look for opportunities to further strengthen our solutions practice but on a much smaller basis given our desire to avoid the use of our stock as an acquisition currency.

Dave has provided what we believe to be some aggressive, but reasonable and attainable, guidance, guidance with respect to revenue and earnings per share for 2005 and I want to add a few comments with respect to that guidance. We finished the year with a very strong fourth quarter and have now been able to recognize the benefits associated with the cost reduction efforts made over the past couple of years. Now we have a business that is ready to scale with little incremental cost. However, achieving those numbers is dependent on growing the top line. We believe the market has shown signs of improvement but we also believe the implementation of our re-engineering efforts will hopefully enable us to capture better than our share of that growth. As Dave also mentioned we have tempered our first quarter outlook given a number of investments we are making as well as some realignment of our revenue mix. In the long run however, we believe those investments will pay off well.

With that, I want to thank everyone for their patience while Analysts International struggled through some pretty tough times. We certainly hope those difficult times are behind us now and look forward to a much brighter future.

I will now conclude our formal remarks and open it up for questions.